As filed with the Securities and Exchange Commission on May 15, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Benchmark Electronics, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-2211011 (I.R.S. Employer Identification No.)

56 South Rockford Drive Tempe, Arizona (Address of Principal Executive Offices)	85281 (Zip Code)

BENCHMARK ELECTRONICS, INC. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of plans)

Stephen Beaver
Vice President and General Counsel
56 South Rockford Drive
Tempe, Arizona 85281
(Name and address of agent for service)

(623) 300-7000
(Telephone number, including area code, of agent for service)

Copies to:
William J. Whelan, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
		Smaller reporting company	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Share, par value $0.10 per share:	4,823,698(4)	$25.18	$121,460,715.64	$14,722.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated, pursuant to Rule 457(c) and Rule 457(h), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on May 13, 2019, which was $25.18.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.
(4)
Represents 4,823,698 shares of the Registrant’s common shares, par value $0.10 per share (the “Common Shares”) available for issuance under the 2019 Plan, comprised of 1,700,000 Common Shares plus 1,471,808 Common Shares that remain available for future awards under the Registrant’s 2010 Omnibus Incentive Compensation Plan, as amended (the “2010 Plan”), plus up to 1,651,890 Common Shares that are subject to awards granted under the 2010 Plan and will become available under the 2019 Plan if forfeited after shareholder approval of the 2019 Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The documents containing the information specified in Part I with respect to the 2019 Plan will be sent or given to participants in the 2019 Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the 2019 Plan, will be available without charge by contacting Benchmark Legal Department at 56 South Rockford Drive, Tempe, Arizona, 85281, Telephone: (623) 300-7000.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Commission by Benchmark Electronics, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed a part hereof (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;
(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;
(3)
the information in the Registrant’s proxy statement filed on April 2, 2019, as amended on April 5, 2019, but only to the extent such information is incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018;

(4)
the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 8, 2019, February 12, 2019 (only with respect to Item 5.02 therein and Exhibit 99.3 related thereto), February 26, 2019, February 28, 2019 and March 18, 2019; and

(5)
the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A12B filed on May 6, 1997 (Commission file number 1-10560) pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents, reports or definitive proxy or information statements subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Victor Harris, Associate General Counsel of the Registrant, is providing an opinion on the legality of the Common Shares being registered hereby. Mr. Harris participates in employee benefit plans of the Registrant on the same basis as other eligible employees, pursuant to which he owns or has options or other rights to acquire an aggregate of less than 1% of the Registrant’s outstanding Common Shares. Mr. Harris is eligible to participate in the 2019 Plan, although the amount of the incentive compensation issuable to him thereunder is not presently determinable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 8.101 of the Texas Business Organizations Code (“TBOC”) provides that a corporation may indemnify a director, former director or delegate thereof who was, is or is threatened to be named as a defendant or respondent in a proceeding because the person is or was a director, former director or delegate thereof of the corporation against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding, provided that such person (i) acted in good faith, (ii) reasonably believed (a) in the case of conduct in their official capacity, that their conduct was in the corporation’s best interests, or (b) in all other cases, that their conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. Subject to certain exceptions, a director, former director or delegate thereof may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit.

Under the TBOC, reasonable expenses incurred by a present director or delegate may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by such person of their good faith belief that they have met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if it is ultimately determined that they are not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify a governing person, former governing person or delegate against reasonable expenses incurred in connection with a proceeding in which they are named a defendant or respondent because they are or were a governing person or delegate if they are wholly successful in the defense of the proceeding.

The TBOC permits a corporation to indemnify and advance expenses to persons other than present or former directors, including officers, employees or agents, as provided by the corporation’s governing documents or contract, among other means, and requires that a corporation indemnify an officer to the same extent that indemnification of present or former directors is required under the TBOC.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, delegate, officer, employee or agent against any liability asserted against and incurred by them in such a capacity or arising out of their status as such a person, whether or not the corporation otherwise would have the power to indemnify them against that liability under Chapter 8 of the TBOC.

Under the Registrant’s Amended and Restated Bylaws, the Registrant will indemnify persons who are or were a director or officer of the Registrant to the fullest extent permitted under the TBOC. Such indemnification includes the right to be paid or reimbursed by the Registrant for the reasonable expenses incurred by the indemnitee in connection with any proceeding in advance of the final disposition of the proceeding, subject to the requirements of the TBOC.

The Registrant has entered into Indemnity Agreements with its directors and officers pursuant to which the Registrant generally is obligated to indemnify its directors and officers to the full extent permitted by Texas law.

The Registrant has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

The above discussion of the TBOC, the Registrant’s Amended and Restated Bylaws, and certain indemnity and insurance agreements entered into or obtained by the Registrant is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

4.1
Restated Articles of Incorporation of the Registrant dated May 17, 2016 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 17, 2016 (Commission file number 1-10560)).

4.2
Amended and Restated Bylaws of the Registrant dated May 11, 2016 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated May 17, 2016 (Commission file number 1-10560)).

4.3
Specimen form of certificate evidencing the Common Share (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (Commission file number 1-10560)).

5.1	Opinion of Victor Harris.
23.1	Consent of KPMG LLP.
23.2	Consent of Victor Harris (included in Exhibit 5.1).
24	Power of Attorney (included on Signature Page).
99.1
Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (incorporated herein by reference to Annex A to the Registrant’s Revised Definitive Proxy Statement on Schedule 14A filed on April 5, 2019 (Commission file number 1-10560)).

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 15, 2019.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Jeffery W. Benck
Name: Jeffery W. Benck
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey W. Benck, Roop Lakkaraju and Steven Beaver, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey W. Benck	Chief Executive Officer and Director	May 15, 2019
Jeffrey W. Benck	(Principal Executive Officer)

/s/ Roop Lakkaraju	Chief Financial Officer	May 15, 2019
Roop Lakkaraju	(Principal Financial and Accounting Officer)

/s/ David W. Scheible	Chairman of the Board of Directors	May 15, 2019
David W. Scheible

/s/ Bruce A. Carlson	Director	May 15, 2019
Bruce A. Carlson

/s/ Douglas G. Duncan	Director	May 15, 2019
Douglas G. Duncan

/s/ Robert K. Gifford	Director	May 15, 2019
Robert K. Gifford

/s/ Kenneth T. Lamneck	Director	May 15, 2019
Kenneth T. Lamneck

/s/ Jeffrey S. McCreary	Director	May 15, 2019
Jeffrey S. McCreary

/s/ Merilee Raines	Director	May 15, 2019
Merilee Raines